FREIT Announces Second Quarter Fiscal Year 2026 Results

Sales of Franklin Crossing for $27 Million and Westwood Plaza for $28.8 Million Expected to Close during the Third Quarter of 2026 and in Early 2027, respectively

FREIT to Seek Stockholder Approval to Adopt Previously Announced Plan of Voluntary Liquidation in the Fall of 2026; Estimate of Distributions to Stockholders in Range of $24.44 to $30.03 Per Share

HACKENSACK, NJ, June 12, 2026 – First Real Estate Investment Trust of New Jersey, Inc. (“FREIT” or the “Company”) announced its operating results for the fiscal quarter ended April 30, 2026.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Fiscal Quarter Ended		For the Six Months Ended
	April 30,		April 30,
	2026	2025	2026	2025

GAAP Earnings Per Share - Basic and Diluted	$0.08	$0.12	$0.21	$0.20
AFFO Per Share - Basic and Diluted	$0.16	$0.23	$0.37	$0.39
Dividends Per Share	$0.10	$0.08	$0.20	$0.16

Total Average Residential Occupancy	95.7%	97.1%	95.6%	96.9%
Total Average Commercial Occupancy	47.6%	48.2%	47.5%	48.2%

Second Quarter Financial Results

Total real estate revenue increased 5.2% to approximately $7.6 million for the fiscal quarter ended April 30, 2026, compared to approximately $7.3 million for the prior-year period. The increase was driven by a $111,000 increase in residential revenue from higher base rents, despite a decline in average occupancy from 97.1% to 95.7%, and a $238,000 increase in commercial revenue.

Net income attributable to common equity (“Net Income”) was approximately $0.6 million, or $0.08 per share (basic and diluted), for the fiscal quarter ended April 30, 2026, compared to approximately $0.9 million, or $0.12 per share, for the prior-year period. The decrease was primarily driven by higher operating and other expenses and lower investment income, partially offset by higher revenue.

(Refer to “Table of Revenue & Net Income Components”)

Six Months Financial Results

Total real estate revenue increased 4.2% to approximately $15.1 million for the six months ended April 30, 2026, compared to approximately $14.5 million for the prior-year period. The increase was driven by a $303,000 increase in residential revenue from higher base rents, despite a modest decline in average occupancy from 96.9% to 95.6%, and a $262,000 increase in commercial revenue.

Net income was approximately $1.6 million, or $0.21 per share (basic and diluted), for the six months ended April 30, 2026, compared to approximately $1.5 million, or $0.20 per share, in the prior-year period. The increase was driven by higher revenue, partially offset by higher operating expenses and lower investment income.

(Refer to “Table of Revenue & Net Income Components”)

Table of Revenue & Net Income Components

	For the Fiscal Quarter Ended April 30,			For the Six Months Ended April 30,
	2026	2025	Change	2026	2025	Change
	(In Thousands Except Per Share Amounts)			(In Thousands Except Per Share Amounts)
Revenue:
Commercial properties	$2,083	$1,818	$265	$4,032	$3,724	$308
Residential properties	5,551	5,440	111	11,106	10,803	303
Total real estate revenues	7,634	7,258	376	15,138	14,527	611

Operating expenses:
Real estate operating expenses	3,821	3,465	356	7,511	7,201	310
General and administrative expenses	1,052	791	261	1,765	1,636	129
Depreciation	724	734	(10)	1,445	1,457	(12)
Total operating expenses	5,597	4,990	607	10,721	10,294	427

Financing costs	(1,800)	(1,851)	51	(3,661)	(3,724)	63

Investment income	265	350	(85)	549	750	(201)

(Loss) income on investment in tenancy-in-common	(68)	14	(82)	(69)	23	(92)

Net income	434	781	(347)	1,236	1,282	(46)

Net loss attributable to noncontrolling interests in subsidiaries	182	113	69	323	226	97

Net income attributable to common equity	$616	$894	$(278)	$1,559	$1,508	$51

Earnings per share:
Basic and diluted	$0.08	$0.12	$(0.04)	$0.21	$0.20	$0.01

Weighted average shares outstanding:
Basic and diluted	7,477	7,469		7,474	7,466

Segment Property Net Operating Income (“NOI”)

NOI for the residential properties decreased to approximately $3,209,000 and increased to $6,423,000 for the fiscal quarter and six months ended April 30, 2026, respectively, from approximately $3,258,000 and $6,252,000 for the prior year’s comparable periods, respectively. NOI for the commercial properties increased to approximately $605,000 and $1,214,000 for the fiscal quarter and six months ended April 30, 2026, respectively, from approximately $563,000 and $1,130,000 for the prior year’s comparable periods, respectively.

Purchase and Sale Agreements

On April 8, 2026, FREIT entered into an agreement with an affiliate of Regency Centers Corporation to sell its 100% interest in the Franklin Crossing shopping center for $27.0 million. Closing is expected in the third quarter of 2026.

On May 26, 2026, FREIT entered into a purchase and sale agreement with an affiliate of Regency Centers Corporation to sell its 100% interest in Westwood Plaza shopping center for $28.8 million. The purchaser is in the initial due diligence period and this transaction is expected to close in early 2027.

Adoption of Plan of Voluntary Liquidation

On May 12, 2026, FREIT’s Board unanimously approved a Plan of Voluntary Liquidation (the “Plan”), which provides for the Company’s complete liquidation and dissolution under applicable tax and Maryland law. The Company expects to seek stockholder approval for the Plan at a special meeting anticipated in the Fall of 2026. Upon effectiveness, the Company may dispose of all remaining assets without further stockholder approval and may transfer such assets to a liquidating trust, with stockholders receiving cash and/or beneficial interests, as determined by the Board. The Trust has estimated that the net proceeds that will be distributed to the Trust's stockholders over time in connection with the Plan, taking into account estimated transaction expenses and payment of liabilities, will be in the range of $24.44 per share to $30.03 per share, representing a significant premium to the closing stock price of $15.25 on May 13, 2026, the day prior to announcing the Plan. Jones Lang LaSalle Securities, LLC, an affiliate of Jones Lang LaSalle Americas, Inc., is acting as financial advisor to the Trust in connection with the Plan.

Dividend

The Board of Directors declared a second quarter dividend of $0.10 per share on the common stock to holders of record at the close of business on May 29, 2026. The payment date for the dividend is June 12, 2026. The Board of Directors will continue to evaluate the dividend on a quarterly basis.

Financing Update

The loan on the Westwood Plaza shopping center, located in Westwood, New Jersey with a balance of approximately $9.6 million, was extended by the current lender of this loan, Valley National Bank, for an additional 90 days from an initial maturity date of May 1, 2026 to a new maturity date of August 1, 2026 under the same terms and conditions of the existing loan agreement.

On May 26, 2026, FREIT’s $13 million line of credit has been replaced with a $20 million line of credit provided by Provident Bank secured by a mortgage on FREIT’s Boulders property in Rockaway, New Jersey. Draws against this credit line can be used for working capital needs and standby letters of credit. The line of credit will expire on October 31, 2029 and the interest rate on any amount outstanding will be based on a floating interest rate of prime minus 25 basis points with a floor of 6.75%. To date, the line of credit remains undrawn, providing full availability of $20 million.

We continue to work constructively with ConnectOne Bank on an extension and modification of the $25 million loan secured by the Preakness shopping center in Wayne, New Jersey. Importantly, the lender has agreed to extend the loan’s maturity date to August 1, 2026, on the same terms and conditions as the existing loan, providing additional time to complete the process and supporting continued stability as the parties finalize the terms of the proposed extension and modification.

Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include distributions from equity/debt/capital gain sources in its computation of FFO. Although many consider FFO the standard measurement of a REIT’s performance, FREIT supplements the NAREIT computation to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision-making process. These adjustments are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Fiscal Quarter Ended April 30,				For the Six Months Ended April 30,
	2026		2025		2026		2025
	(In Thousands Except Per Share Amounts)				(In Thousands Except Per Share Amounts)
Funds From Operations ("FFO") (a)

	$434		$781		$1,236		$1,282
Depreciation of consolidated properties	724		734		1,445		1,457
Amortization of deferred leasing costs	24		19		44		45
Distributions to non-controlling interests	(180	)(b)	(120	)(c)	(540	)(b)	(480	)(c)
Adjustment to loss on investment in tenancy-in-common for depreciation	393		367		785		732
FFO	$1,395		$1,781		$2,970		$3,036

Per Share - Basic and Diluted	$0.19		$0.24		$0.40		$0.41

(a) As prescribed by NAREIT.
(b) FFO excludes the additional distribution of proceeds to non-controlling interests in the amount of approximately $15,000 for both the fiscal quarter and six months ended April 30, 2026 related to the sale of the Rotunda property located in Maryland in a prior year.
(c) FFO excludes the additional distribution of proceeds to non-controlling interests in the amount of approximately $80,000 and $163,000 for the fiscal quarter and six months ended April 30, 2025, respectively, related to the sale of the Rotunda and Damascus properties located in Maryland in a prior year.

Adjusted Funds From Operations ("AFFO")

	$1,395		$1,781		$2,970		$3,036
Deferred rents (Straight lining)	1		28		10		56
Capital Improvements - Apartments	(186)		(126)		(248)		(203)
AFFO	$1,210		$1,683		$2,732		$2,889

Per Share - Basic and Diluted	$0.16		$0.23		$0.37		$0.39
Weighted Average Shares Outstanding:
Basic and Diluted	7,477		7,469		7,474		7,466

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

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The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as market and economic conditions, longer than anticipated lease-up periods or the inability of certain tenants to pay rents. Additional information about these factors is contained in the Company’s filings with the SEC including the Company’s most recently filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties is located in New Jersey and New York, with the largest concentration in northern New Jersey.

For additional information, contact Investor Relations at (201) 488-6400.

Visit us on the web: www.freitnj.com

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